Exhibit 10.1

Transition And Severance Agreement

This Transition Agreement made as of this 19th day of September 2007 by and between CuraGen Corporation (“CuraGen” or “Company”) and Frank M. Armstrong, MD (“Dr. Armstrong”).

WHEREAS, Dr. Armstrong has served as President and Chief Executive Officer of the Company pursuant to an Amended and Restated Employment Agreement dated September 1, 2006 (the “Employment Agreement”);

WHEREAS, Dr. Armstrong will be transitioning from the Company;

WHEREAS, the Company desires to secure his continued service until December 31, 2007 to allow for the timely completion of certain objectives and to allow for an appropriate transition of duties; and

WHEREAS, the Company desires to maintain his participation as a member of its Board of Directors for a period of time thereafter;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows.

1. Continued Employment. Effective September 19, 2007, Dr. Armstrong shall resign his positions as President and Chief Executive Officer of the Company and he shall assume the position of Special Adviser to the Board of Directors. Dr. Armstrong will remain in this position without reduction in compensation or benefits through December 31, 2007 at which time he will terminate employment with the Company effective January 1, 2008 (the “Separation from Service Date”). Due to continuing business needs, Dr. Armstrong shall serve as a non-employee member of the Company’s Board of Directors through the date of the Company’s annual meeting of stockholders in May, 2008, or such earlier date as may be agreed to by Dr. Armstrong and the Company (such period referred to as the “Director Term”), and Dr. Armstrong will be eligible to receive compensation for such position in accordance with Company practice. For purposes of this Agreement, the term “Separation from Service” shall have the same meaning as that accorded the term under the default rule contained in Treasury Regulation Section 1.409A-1(h)(1)(ii).

2. Bonus Eligibility. Dr. Armstrong shall be eligible for potential award of his annual bonus for the full year 2007 pursuant to the Executive Incentive Plan, subject to the approval of the Compensation Committee in January, 2008, and to be paid in accordance with the terms of such plan.

3. Severance Benefits. Upon the Separation from Service Date, Dr. Armstrong shall execute the Release of Claims attached hereto as Exhibit A and, conditioned on the Release of Claims becoming binding upon him, Dr. Armstrong or, in the event of Dr. Armstrong’s death, his estate, shall be entitled to receive $519,000 as severance due to his termination without cause. This severance will be paid in a cash lump sum within 30 days after his Separation from Service Date less applicable taxes and withholdings, in accordance with the Company’s normal payroll practices, but in no event shall payment be made until timely return and non-revocation of Attachment A. Dr. Armstrong is not eligible to receive any other payments or severance benefits under the Employment Agreement or pursuant to any other Company plan or policy, except as specifically set forth herein. This paragraph 3 shall constitute an election as to form of payment in accordance with Section 3.02 of IRS Notice 2006-79 and an amendment to Paragraph 11C(i) of Dr Armstrong’s employment agreement.

4. Health and Dental Insurance. The Separation from Service Date will serve as the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), which shall entitle Dr. Armstrong to COBRA continuation for an 18 month period following his Separation from Service. If Dr. Armstrong timely elects to continue medical and/or dental insurance coverage after the Separation from Service Date in accordance with the provisions of COBRA, the Company will pay the Company portion of his monthly premium payments for twelve (12) months or until he is covered under a group health plan of another employer, whichever occurs first (the “Continuation Period”). Dr. Armstrong still will be responsible for the same employee portion of the premium during the Continuation Period being paid by active employees participating in the same health program and paid in such manner as the Company provides.

5. Stock Options and Restricted Stock Awards—The terms and conditions of Dr. Armstrong’s (i) Non-Qualified Stock Option Agreement dated March 29, 2006, (ii) Restricted Stock Agreement dated March 29, 2006 and (iii) Restricted Stock Agreement dated January 24, 2007 shall remain in full force and effect, and to the extent permitted under the terms of said agreements shall continue to vest, through and including the last day of the Director Term. The incentive stock option granted to Dr. Armstrong on March 29, 2006, which is subject to the Incentive Stock Option Agreement dated March 29, 2006, shall cease vesting as of the Separation from Service Date. The shares of common stock subject to Dr. Armstrong’s Restricted Stock Agreement dated May 25, 2007 shall not vest and shall be forfeited as of the Separation from Service Date. The post-termination period for exercise of Non-qualified Stock Options shall extend from the end of the Director Term, rather than the Separation from Service date.

6. Termination of Benefits. All benefits, other than those provided under this Transition Agreement, will end upon the Separation from Service Date; provided, however, the Company will provide Dr. Armstrong with return transportation to his home country following the Separation from Service Date.

7. Section 409A. It is intended that all payments made under the terms of this Transition Agreement come within exceptions to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including transition guidance issued thereunder. The Transition Agreement and all related documents shall be interpreted and administered in accordance with that intention. However, if any amount payable under this Transition Agreement is determined to be subject to Section 409A then such payments shall be administered in accordance with Section 409A; provided that the Company shall not be liable for any failures under this Section 7 that result in the payment of any taxes or other amounts due under the terms of Section 409A. To the extent any amount subject to Section 409A is to be paid or provided to Dr. Armstrong in connection with a separation from service at a time when he is considered a specified employee within the meaning of Section 409A then such payment shall not be made until the date that is six months and one day following such separation from service, or in a lump sum to his estate upon his earlier death.

8. Non-Disclosure, Non-Competition and Non-Solicitation Obligations. Dr. Armstrong acknowledges and reaffirms his obligation to keep confidential and not disclose any non-public information concerning the Company and its clients that he acquired during the course of his employment with the Company, as stated more fully in the Employment Agreement. Dr. Armstrong further acknowledges and reaffirms his obligations as set forth in Paragraphs 6, 7 and 8 of the Employment Agreement, which shall also remain in full force and effect; provided, however, that the reference to any “any HDAC product for oncology” shall be deleted from Paragraph 8 (A) of the Employment Agreement, except as such prohibition would relate to Gloucester, Methylgene, Syndex and TopoTarget and any of their respective successors, joint-ventures and assigns, as to which such Paragraph 8(A) shall continue to apply for a period of 1 year from the Separation from Service Date.

9. Return of Company Property. Dr. Armstrong confirms that, as of the Separation from Service Date, he will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in his possession or control, and that he will leave intact all electronic Company documents, including, but not limited to, those which he developed or helped develop during his employment. Dr. Armstrong agrees that in the event that he discovers any other Company or proprietary materials in his possession after the Separation from Service Date, he will immediately return such materials to Paul Finigan at the Company. Dr. Armstrong further confirms that he will have cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

10. Release of Claims. In consideration of the benefits provided for in this Transition Agreement, which Dr. Armstrong acknowledges he would not otherwise be entitled to receive, and except with respect to benefits and payments under this Transition Agreement or to which Dr. Armstrong is entitled under the Company’s benefit plans in the ordinary course, Dr. Armstrong hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents, representatives, plan administrators and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties, including, but not limited to, any claims arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11216, Executive Order 11141, all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-51 et seq., the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75 et seq. and 31-58(e), the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. § 31-51kk et seq., Conn. Gen. Stat. § 31-51m (Connecticut whistleblower protection law), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of his employment with or separation from the Company (including any claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Transition Agreement prevents him from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that he acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

11. Acknowledgment. Dr. Armstrong acknowledges that he has been advised of his right to at least twenty-one (21) days to consider this Transition Agreement and the Release of Claims at Attachment A, and that the Company advises him to consult with an attorney of his own choosing prior to signing this Transition Agreement and Attachment A. Dr. Armstrong is advised that he may revoke his agreement for a period of seven (7) days after he signs each of the documents, and the releases provided above and at Attachment A shall not be effective or enforceable until the expiration of each such seven (7) day revocation period. Dr. Armstrong is advised and he understands and agrees that by entering into this agreement and Attachment A and signing the Release of Claims he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

12. Amendment. This Transition Agreement and Attachment A shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Transition Agreement and Attachment A are binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

13. No Waiver. No delay or omission by either party in exercising any right under this Transition Agreement and Attachment A shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14. Validity. Should any provision of this Transition Agreement or Attachment A be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Transition Agreement.

15. Continued Assistance. Dr. Armstrong agrees that after the Separation from Service Date he will provide all reasonable cooperation to the Company, including, but not limited to, assisting the Company transition his job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company, without additional compensation beyond Board fees if such services are rendered while Dr. Armstrong is a member of the Board, and at the rate of $250 per hour following his resignation from the Board.

16. Cooperation. To the extent permitted by law, Dr. Armstrong agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company (other than those brought by the Company against him or brought by him against the Company), whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Dr. Armstrong’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company agrees to reimburse him for reasonably necessary and documented professional time rendered following his resignation from the Board at an agreed upon hourly rate of $250.00 in connection with such claims or actions, and shall reimburse Dr. Armstrong for travel, food, and lodging expenses. Dr. Armstrong agrees that he will notify the Company promptly in the event that he is served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company. The Company agrees that, in the event of a third party claim against him, the Company will provide him with indemnification in accordance with the terms and conditions set forth in the Company’s Amended and Restated By-Laws.

17. Voluntary Assent. Dr. Armstrong affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Transition Agreement and Attachment A, and that he fully understands the meaning and intent of these documents. Dr. Armstrong states and represents that he has had an opportunity to fully discuss and review the terms of this Transition Agreement and Attachment A with an attorney. Dr. Armstrong further states and represents that he has carefully read this Transition Agreement, including Attachment A hereto, understands the contents therein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

18. Entire Agreement. This Transition Agreement, together with Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith except as expressly provided herein. Nothing in this paragraph, however, shall modify, cancel or supersede Dr. Armstrong’s obligations set forth in paragraph 8 above.

CURAGEN CORPORATION		FRANK M. ARMSTRONG, MD

By:	/s/ Timothy M. Shannon	/s/ Frank M. Armstrong
Name: Title:	Timothy M. Shannon CEO

Date:	September 19, 2007	Date:	September 19, 2007

ATTACHMENT A

RELEASE OF CLAIMS

This Release of Claims forms a part of that certain Transition Agreement (the “Transition Agreement”) dated as of                             , 2007 by and among Frank M. Armstrong, MD (“Dr. Armstrong”), and CuraGen Corporation (the “Company”).

1. Dr. Armstrong’s Release of Claims – In consideration of the payment of the benefits set forth in paragraph 3 of the Transition Agreement, which Dr. Armstrong acknowledges he would not otherwise be entitled to receive, and except with respect to benefits and payments under this Transition Agreement or to which Dr. Armstrong is entitled under the Company’s benefit plans in the ordinary course, he hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents, representatives, plan administrators and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties, including, but not limited to, any claims arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11216, Executive Order 11141, all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-51 et seq., the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75 et seq. and 31-58(e), the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. § 31-51kk et seq., Conn. Gen. Stat. § 31-51m (Connecticut whistleblower protection law), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of his employment with or separation from the Company (including any claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Release of Claims prevents him from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that he acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

2. Acknowledgement. Dr. Armstrong hereby acknowledges that he has been given at least twenty-one (21) days to consider the Transition Agreement, as well as this Attachment A, and that the Company advises him to consult with any attorney of his own choosing prior to signing the Transition Agreement and this Attachment A. Dr. Armstrong is advised that he may revoke his acceptance of this Attachment A during the period of seven (7) days after the execution of each of them, and this Attachment A shall not become effective or enforceable, and no severance payments will be made pursuant to Paragraph 3 of the Transition Agreement, until this seven (7) day period has expired. Dr. Armstrong is advised and he understands and agrees that by entering into this agreement and signing these documents and the Release of Claims he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

3. Non-Disparagement. Dr. Armstrong understands and agrees that as a condition for payment to him of the consideration herein described, he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition, provided, however, he can give truthful statements to any state or federal officials.

4. Tax Acknowledgement. In connection with the payments and consideration provided to Dr. Armstrong pursuant to the Transition Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and he shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. Dr. Armstrong acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments set forth in paragraphs 2 and 3 of the Transition Agreement.

5. Applicable Law. The Transition Agreement and this Attachment A shall be interpreted and construed by the laws of the State of Connecticut, without regard to conflict of laws provisions. Dr. Armstrong hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the State of Connecticut or, if appropriate, a federal court located in the State of Connecticut (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with the Transition Agreement, this Attachment A or the subject matter hereof.

CURAGEN CORPORATION	FRANK M. ARMSTRONG, MD

By:
Name: Title:

Date:	Date:

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